Exhibit 23.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated December 10, 2018, with respect to the financial statements of Quail Run Services, LLC for the years ended December 31, 2017 and 2016 included in the Current Report on Form 8-K of NRC Group Holdings Corp. filed with the Securities and Exchange Commission on December 17, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption, “Experts.”

/s/ Jain & Jain, P.C.

Jain & Jain, P.C.

Sugar Land, Texas

April 5, 2019